Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Second Quarter 2022 Financial Results and a Quarterly Cash Dividend of $0.33 Per Share

Second Quarter 2022 Summary

•Net income of $69.8 million, or $0.73 per diluted share
•Return on average assets of 1.29%, return on average equity of 10.10%, and return on average tangible common equity of 16.07%(1)
•Pre-provision net revenue (“PPNR”) to average assets of 1.77%, annualized, and efficiency ratio of 49.0%(1)
•Diversified loan growth of $356.3 million, or 9.7% annualized(2)
•Net interest margin of 3.49%, and core net interest margin of 3.33%(1)
•Cost of deposits of 0.06%, and cost of core deposits of 0.04%(1)
•Noninterest-bearing deposits represent 38.3% of total deposits
•Nonperforming assets to total assets of 0.20%, and classified assets to total assets of 0.48%

Irvine, Calif., July 21, 2022 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company” or “Pacific Premier”), the holding company of Pacific Premier Bank (the “Bank”), reported net income of $69.8 million, or $0.73 per diluted share, for the second quarter of 2022, compared with net income of $66.9 million, or $0.70 per diluted share, for the first quarter of 2022, and net income of $96.3 million, or $1.01 per diluted share, for the second quarter of 2021.

For the quarter ended June 30, 2022, the Company’s return on average assets (“ROAA”) was 1.29%, return on average equity (“ROAE”) was 10.10%, and return on average tangible common equity (“ROATCE”)(1) was 16.07%, compared to 1.28%, 9.34%, and 14.66%, respectively, for the first quarter of 2022, and 1.90%, 14.02%, and 22.45%, respectively, for the second quarter of 2021. Total assets increased to $21.99 billion at June 30, 2022, compared to $21.62 billion at March 31, 2022, and $20.53 billion at June 30, 2021.

Steven R. Gardner, Chairman, Chief Executive Officer, and President of the Company, commented, “We continued to deliver a high level of performance in the second quarter, while maintaining our conservative approach to managing credit, capital, and liquidity. Our disciplined approach has enabled us to generate higher earnings and returns compared to the prior quarter, despite a challenging operating environment.”

“The second quarter results reflect the strength and durability of our diversified business model resulting in a significant increase in revenue along with tightly controlled operating expenses. We were able to leverage our business development capabilities and deep client relationships to generate $1.5 billion in new loan commitments, which resulted in nearly 10% annualized loan growth. These results also reflect our ability to increase pricing and maintain underwriting discipline on new loan production while our cost of core deposits(1) remained low at 4 basis points.”

“We believe the strength of the franchise we have built, on a foundation of a low-cost, stable deposit base consisting of long-term client relationships will serve us well throughout the remainder of the year and into 2023. We are well-positioned to effectively navigate through any economic environment and take advantage of the opportunities they may present to drive franchise value higher in future periods.”
(1) Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures are set forth at the end of this press release.
(2) Excludes the basis adjustment of $51.1 million to the carrying amount of certain loans included in fair value hedging relationships.

FINANCIAL HIGHLIGHTS

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands, except per share data)	2022	2022	2021
Financial highlights (unaudited)
Net income	$69,803	$66,904	$96,302
Diluted earnings per share	0.73	0.70	1.01
Common equity dividend per share paid	0.33	0.33	0.33
Return on average assets	1.29%	1.28%	1.90%
Return on average equity	10.10	9.34	14.02
Return on average tangible common equity (1)	16.07	14.66	22.45
Pre-provision net revenue on average assets (1)	1.77	1.72	1.84
Net interest margin	3.49	3.41	3.44
Core net interest margin (1)	3.33	3.33	3.22
Cost of deposits	0.06	0.04	0.08
Cost of core deposits (1)	0.04	0.03	0.06
Efficiency ratio (1)	49.0	50.7	49.4
Noninterest expense as a percent of average assets	1.83%	1.86%	1.86%
Total assets	$21,993,919	$21,622,296	$20,529,486
Total deposits	18,084,613	17,689,223	17,015,097
Loan-to-deposit ratio	83.2%	83.4%	79.9%
Non-maturity deposits as a percent of total deposits	92.0	94.2	92.6
Book value per share	$29.01	$29.31	$29.72
Tangible book value per share (1)	18.86	19.12	19.38
Total capital ratio	14.41%	14.37%	15.61%
______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income and Net Interest Margin

Net interest income totaled $172.8 million in the second quarter of 2022, an increase of $10.9 million, or 6.8%, from the first quarter of 2022. The increase in net interest income was primarily attributable to higher average interest-earning assets and yields, as well as higher loan-related fees and accretion income as a result of increased prepayment activity.

The net interest margin for the second quarter of 2022 was 3.49%, compared with 3.41% in the prior quarter. The core net interest margin(6), which excludes the impact of loan accretion income and other adjustments, was unchanged at 3.33%, compared to the prior quarter, reflecting a favorable remix towards higher yielding loans, higher loan-related fees, and a favorable impact from fair value hedges, partially offset by higher cost of funds.

Net interest income for the second quarter of 2022 increased $11.8 million, or 7.4%, compared to the second quarter of 2021. The increase was attributable to higher average loan balances and lower cost of funds.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Unaudited)
	Three Months Ended
	June 30, 2022			March 31, 2022			June 30, 2021
(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost
Assets
Cash and cash equivalents	$702,663	$1,211	0.69%	$322,236	$90	0.11%	$1,323,186	$315	0.10%
Investment securities	4,254,961	17,560	1.65	4,546,408	17,852	1.57	4,243,644	18,012	1.70
Loans receivable, net (1) (2)	14,919,182	164,455	4.42	14,371,588	150,604	4.25	13,216,973	152,365	4.62
Total interest-earning assets	$19,876,806	$183,226	3.70	$19,240,232	$168,546	3.55	$18,783,803	$170,692	3.64

Liabilities
Interest-bearing deposits	$10,722,522	$2,682	0.10	$10,351,434	$1,673	0.07	$10,395,002	$3,265	0.13
Borrowings	933,417	7,779	3.34	555,879	5,034	3.63	486,718	6,493	5.35
Total interest-bearing liabilities	$11,655,939	$10,461	0.36	$10,907,313	$6,707	0.25	$10,881,720	$9,758	0.36
Noninterest-bearing deposits	$7,030,205			$6,928,872			$6,341,063
Net interest income		$172,765			$161,839			$160,934
Net interest margin (3)			3.49			3.41			3.44
Cost of deposits (4)			0.06			0.04			0.08
Cost of funds (5)			0.22			0.15			0.23
Cost of core deposits (6)			0.04			0.03			0.06
Ratio of interest-earning assets to interest-bearing liabilities			170.53			176.40			172.62
________________________________________________________________________
(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs, discounts/premiums, and the basis adjustment of certain loans included in fair value hedging relationships.
(2) Interest income includes net discount accretion of $7.5 million, $5.9 million, and $9.5 million, for the three months ended June 30, 2022, March 31, 2022, and June 30, 2021, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized interest expense on deposits divided by the sum of average interest-bearing deposits and noninterest-bearing deposits.
(5) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.
(6) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

Provision for Credit Losses

For the second quarter of 2022, the Company recorded a $469,000 provision expense, compared to a $448,000 provision expense for the first quarter of 2022, and a $38.5 million provision recapture for the second quarter of 2021. The provision expense for loan losses for the second quarter of 2022 was driven principally by loan growth and the impact of growing macroeconomic uncertainties. The current quarter's provision included a recapture for unfunded commitments largely due to changes in unfunded lending segment mix.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2022	2022	2021
Provision for credit losses
Provision for loan losses	$3,803	$211	$(33,131)
Provision for unfunded commitments	(3,402)	218	(5,345)
Provision for held-to-maturity securities	68	19	—
Total provision for credit losses	$469	$448	$(38,476)

Noninterest Income

Noninterest income for the second quarter of 2022 was $22.2 million, a decrease of $3.7 million from the first quarter of 2022. The decrease was primarily due to a $2.2 million decrease in net gain from sales of investment securities and a $1.2 million decrease in trust custodial account fees due primarily to the timing of annual tax fees billed in the first quarter of 2022.

During the second quarter of 2022, the Bank sold $45.1 million of investment securities for a net loss of $31,000, compared to the sales of $658.5 million of investment securities for a net gain of $2.1 million in the first quarter of 2022.

Additionally, during the second quarter of 2022, the Bank sold $23.4 million of Small Business Administration (“SBA”) and U.S. Department of Agriculture (“USDA”) loans for a net gain of $1.1 million, compared to the sales of $17.8 million of SBA loans for a net gain of $1.5 million in the first quarter of 2022.

Noninterest income for the second quarter of 2022 decreased $4.5 million, or 17.0%, compared to the second quarter of 2021. The decrease was primarily due to a $5.1 million decrease in net gain from sales of investment securities and a $2.8 million decrease in other income, primarily from higher CRA investment income, partially offset by a $2.5 million increase in trust custodial account fees.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2022	2022	2021
Noninterest income
Loan servicing income	$502	$419	$622
Service charges on deposit accounts	2,690	2,615	2,222
Other service fee income	366	367	352
Debit card interchange fee income	936	836	1,099
Earnings on bank owned life insurance	3,240	3,221	2,279
Net gain from sales of loans	1,136	1,494	1,546
Net (loss) gain from sales of investment securities	(31)	2,134	5,085
Trust custodial account fees	10,354	11,579	7,897
Escrow and exchange fees	1,827	1,661	1,672
Other income	1,173	1,568	3,955
Total noninterest income	$22,193	$25,894	$26,729

 Noninterest Expense

Noninterest expense totaled $99.0 million for the second quarter of 2022, an increase of $1.3 million compared to the first quarter of 2022, primarily driven by a $608,000 increase in data processing, a $581,000 increase in compensation and benefits, and a $561,000 increase in legal and professional services, partially offset by a $750,000 decrease in other expense.

Noninterest expense increased by $4.5 million compared to the second quarter of 2021. The increase was primarily due to a $4.1 million increase in compensation and benefits.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2022	2022	2021
Noninterest expense
Compensation and benefits	$57,562	$56,981	$53,474
Premises and occupancy	11,829	11,952	12,240
Data processing	6,604	5,996	5,765
FDIC insurance premiums	1,452	1,396	1,312
Legal and professional services	4,629	4,068	4,186
Marketing expense	1,926	1,809	1,490
Office expense	1,252	1,203	1,589
Loan expense	1,144	1,134	1,165
Deposit expense	4,081	3,751	3,985
Amortization of intangible assets	3,479	3,592	4,001
Other expense	5,016	5,766	5,289
Total noninterest expense	$98,974	$97,648	$94,496

Income Tax

For the second quarter of 2022, income tax expense totaled $25.7 million, resulting in an effective tax rate of 26.9%, compared with income tax expense of $22.7 million and an effective tax rate of 25.4% for the first quarter of 2022, and income tax expense of $35.3 million and an effective tax rate of 26.8% for the second quarter of 2021. Our estimated effective tax rate for the full year is expected to be in the range of 26% to 27%.

BALANCE SHEET HIGHLIGHTS

Loans

Loans held for investment totaled $15.05 billion at June 30, 2022, an increase of $313.9 million, or 2.1%, from March 31, 2022, and an increase of $1.45 billion, or 10.7%, from June 30, 2021. The increase from March 31, 2022 was primarily driven by loan fundings and higher commercial line utilization rates, partially offset by higher prepayments and maturities. Commercial line utilization rates increased to an average of 41.6% for the second quarter of 2022, compared to an average of 39.5% for the first quarter of 2022 and 32.0% for the second quarter of 2021.

During the second quarter of 2022, loan commitments totaled $1.50 billion and new loan fundings totaled $1.12 billion, compared with $1.46 billion in loan commitments and $1.06 billion in new loan fundings for the first quarter of 2022, and $1.58 billion in loan commitments and $1.15 billion in new loan fundings for the second quarter of 2021. The increase in new loan fundings from the prior quarter was primarily due to growth in our multifamily, commercial real estate (“CRE”) non-owner-occupied, CRE owner-occupied, and commercial and industrial (“C&I”) loan segments.

At June 30, 2022, the total loan-to-deposit ratio was 83.2%, compared with 83.4% and 79.9% at March 31, 2022 and June 30, 2021, respectively.

The following table presents the primary loan roll-forward activities for total gross loans, including both loans held for investment and loans held for sale, during the quarters indicated:

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2022	2022	2021
Beginning gross loan balance	$14,745,401	$14,306,766	$13,124,703
New commitments	1,504,186	1,461,992	1,576,884
Unfunded new commitments	(382,478)	(399,235)	(423,797)
Net new fundings	1,121,708	1,062,757	1,153,087
Purchased loans	710	—	—
Amortization/maturities/payoffs	(936,893)	(786,700)	(821,502)
Net draws on existing lines of credit	200,255	182,868	161,273
Loan sales	(23,698)	(17,991)	(14,959)
Charge-offs	(5,831)	(2,299)	(3,290)
Net increase	356,251	438,635	474,609
Ending gross loan balance before basis adjustment	$15,101,652	$14,745,401	$13,599,312
Basis adjustment associated with fair value hedge (1)	(51,087)	—	—
Ending gross loan balance	$15,050,565	$14,745,401	$13,599,312
______________________________
(1) Represents the basis adjustment associated with the application of hedge accounting on certain loans.

The following table presents the composition of the loans held for investment as of the dates indicated:

	June 30,	March 31,	June 30,
(Dollars in thousands)	2022	2022	2021
Investor loans secured by real estate
CRE non-owner-occupied	$2,788,715	$2,774,650	$2,810,233
Multifamily	6,188,086	6,041,085	5,539,464
Construction and land	331,734	303,811	297,728
SBA secured by real estate (1)	44,199	42,642	53,003
Total investor loans secured by real estate	9,352,734	9,162,188	8,700,428
Business loans secured by real estate (2)
CRE owner-occupied	2,486,747	2,391,984	2,089,300
Franchise real estate secured	387,683	384,267	358,120
SBA secured by real estate (3)	67,191	68,466	72,923
Total business loans secured by real estate	2,941,621	2,844,717	2,520,343
Commercial loans (4)
Commercial and industrial	2,295,421	2,242,632	1,795,144
Franchise non-real estate secured	415,830	388,322	401,315
SBA non-real estate secured	11,008	10,761	13,900
Total commercial loans	2,722,259	2,641,715	2,210,359
Retail loans
Single family residential (5)	77,951	79,978	157,228
Consumer	4,130	5,157	6,240
Total retail loans	82,081	85,135	163,468
Loans held for investment before basis adjustment (6)	15,098,695	14,733,755	13,594,598
Basis adjustment associated with fair value hedge (7)	(51,087)	—	—
Loans held for investment	15,047,608	14,733,755	13,594,598
Allowance for credit losses for loans held for investment	(196,075)	(197,517)	(232,774)
Loans held for investment, net	$14,851,533	$14,536,238	$13,361,824

Total unfunded loan commitments	$2,872,934	$2,940,370	$2,345,364
Loans held for sale, at lower of cost or fair value	$2,957	$11,646	$4,714
__________________________________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Includes unaccreted fair value net purchase discounts of $63.6 million, $71.2 million, and $94.4 million as of June 30, 2022, March 31, 2022, and June 30, 2021, respectively.
(7) Represents the basis adjustment associated with the application of hedge accounting on certain loans.

The total end-of-period weighted average interest rate on loans, excluding fees and discounts, at June 30, 2022 was 4.06%, compared to 3.92% at March 31, 2022, and 4.11% at June 30, 2021. The quarter-over-quarter increase reflects higher rates on new originations and the repricing of loans as a result of the Federal Reserve Bank's interest rate increases since March 2022. The year-over-year decrease reflects the continued impact from the prepayments of higher rate loans.

The following table presents the composition of loan commitments originated during the quarters indicated:

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2022	2022	2021
Investor loans secured by real estate
CRE non-owner-occupied	$195,896	$153,845	$181,995
Multifamily	540,263	454,652	631,360
Construction and land	192,852	213,206	148,422
SBA secured by real estate (1)	4,698	7,775	—
Total investor loans secured by real estate	933,709	829,478	961,777
Business loans secured by real estate (2)
CRE owner-occupied	220,936	246,405	181,385
Franchise real estate secured	17,500	21,060	39,320
SBA secured by real estate (3)	7,033	9,378	13,445
Total business loans secured by real estate	245,469	276,843	234,150
Commercial loans (4)
Commercial and industrial	255,922	317,728	316,162
Franchise non-real estate secured	49,604	28,090	41,501
SBA non-real estate secured	6,419	3,543	1,000
Total commercial loans	311,945	349,361	358,663
Retail loans
Single family residential (5)	13,063	6,310	14,744
Consumer	—	—	7,550
Total retail loans	13,063	6,310	22,294
Total loan commitments	$1,504,186	$1,461,992	$1,576,884
_____________________________________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.

The weighted average interest rate on new loan commitments was 4.11% in the second quarter of 2022, compared to 3.55% in the first quarter of 2022, and 3.59% in the second quarter of 2021.

Asset Quality and Allowance for Credit Losses

At June 30, 2022, our allowance for credit losses (“ACL”) on loans held for investment was $196.1 million, a decrease of $1.4 million from March 31, 2022, and a decrease of $36.7 million from June 30, 2021. The ACL as of June 30, 2022 was reflective of the improvement in asset quality, offset by higher loans held for investment as well as the impact of growing macroeconomic uncertainties. The decrease in ACL from June 30, 2021 was primarily due to favorable changes in the macroeconomic forecasts related to the COVID-19 pandemic.

During the second quarter of 2022, the Company incurred $5.2 million of net charge-offs, largely attributable to one C&I lending relationship, compared to $446,000 of net charge-offs during the first quarter of 2022 and $1.1 million of net charge-offs during the second quarter of 2021.

The following table provides the allocation of the ACL for loans held for investment as well as the activity in the ACL attributed to various segments in the loan portfolio as of and for the period indicated:

	Three Months Ended June 30, 2022
(Dollars in thousands)	Beginning ACL Balance	Charge-offs	Recoveries	Provision for Credit Losses	Ending ACL Balance
Investor loans secured by real estate
CRE non-owner-occupied	$35,974	$—	$—	$1,247	$37,221
Multifamily	54,325	—	—	1,968	56,293
Construction and land	5,219	—	—	217	5,436
SBA secured by real estate (1)	3,050	—	—	(185)	2,865
Business loans secured by real estate (2)
CRE owner-occupied	31,891	—	4	(434)	31,461
Franchise real estate secured	7,977	—	—	(1,447)	6,530
SBA secured by real estate (3)	5,195	—	—	(46)	5,149
Commercial loans (4)
Commercial and industrial	38,598	(5,381)	533	3,298	37,048
Franchise non-real estate secured	14,304	(448)	—	(732)	13,124
SBA non-real estate secured	490	—	16	(54)	452
Retail loans
Single family residential (5)	233	—	33	12	278
Consumer loans	261	(2)	—	(41)	218
Totals	$197,517	$(5,831)	$586	$3,803	$196,075
____________________________________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.

The ratio of allowance for credit losses to loans held for investment at June 30, 2022 was 1.30%, compared to 1.34% at March 31, 2022 and 1.71% at June 30, 2021. The fair value net discount on loans acquired through total bank acquisitions was $63.6 million, or 0.42% of total loans held for investment, as of June 30, 2022, compared to $71.2 million, or 0.48% of total loans held for investment, as of March 31, 2022, and $94.4 million, or 0.69% of total loans held for investment, as of June 30, 2021.

Nonperforming assets totaled $44.4 million, or 0.20% of total assets, at June 30, 2022, compared with $55.3 million, or 0.26% of total assets, at March 31, 2022, and $34.4 million, or 0.17% of total assets, at June 30, 2021. Total loan delinquencies were $36.3 million, or 0.24% of loans held for investment, at June 30, 2022, compared to $43.7 million, or 0.30% of loans held for investment, at March 31, 2022, and $19.3 million, or 0.14% of loans held for investment, at June 30, 2021.

Classified loans totaled $106.2 million, or 0.71% of loans held for investment, at June 30, 2022, compared with $122.5 million, or 0.83% of loans held for investment, at March 31, 2022, and $131.4 million, or 0.97% of loans held for investment, at June 30, 2021.

Interest typically is not accrued on loans 90 days or more past due or when, in the opinion of management, there is reasonable doubt as to the timely collection of principal or interest. At June 30, 2022, there were no loans 90 days or more past due and still accruing interest, compared with one CRE owner-occupied loan of $1.8 million in default for more than 90 days and still accruing interest as of March 31, 2022. There were $16.6 million of troubled debt restructured loans at June 30, 2022, compared with $16.9 million at March 31, 2022, and $17.8 million at June 30, 2021.

	June 30,	March 31,	June 30,
(Dollars in thousands)	2022	2022	2021
Asset quality
Nonperforming loans	$44,445	$55,309	$34,387
Other real estate owned	—	—	—
Nonperforming assets	$44,445	$55,309	$34,387

Total classified assets (1)	$106,153	$122,528	$131,350
Allowance for credit losses	196,075	197,517	232,774
Allowance for credit losses as a percent of total nonperforming loans	441%	357%	677%
Nonperforming loans as a percent of loans held for investment	0.30	0.38	0.25
Nonperforming assets as a percent of total assets	0.20	0.26	0.17
Classified loans to total loans held for investment	0.71	0.83	0.97
Classified assets to total assets	0.48	0.57	0.64
Net loan charge-offs for the quarter ended	$5,245	$446	$1,094
Net loan charge-offs for the quarter to average total loans	0.04%	—%	0.01%
Allowance for credit losses to loans held for investment (2)	1.30	1.34	1.71
Delinquent loans
30 - 59 days	$6,915	$25,332	$207
60 - 89 days	—	74	83
90+ days	29,360	18,245	19,045
Total delinquency	$36,275	$43,651	$19,335
Delinquency as a percentage of loans held for investment	0.24%	0.30%	0.14%
____________________________________________________
(1) Includes substandard loans and other real estate owned.
(2) At June 30, 2022, 29% of loans held for investment include a fair value net discount of $63.6 million, or 0.42% of loans held for investment. At March 31, 2022, 32% of loans held for investment include a fair value net discount of $71.2 million, or 0.48% of loans held for investment. At June 30, 2021, 45% of loans held for investment include a fair value net discount of $94.4 million, or 0.69% of loans held for investment.

Investment Securities

At June 30, 2022, available-for-sale (“AFS”) and held-to-maturity (“HTM”) investment securities were $2.68 billion and $1.39 billion, respectively, compared to $3.22 billion and $996.4 million, respectively, at March 31, 2022. During the second quarter of 2022, the Company reassessed classification of certain investments and transferred to HTM, at fair value, the remaining AFS municipal bond portfolio totaling $444.6 million, which the Company intends to hold to maturity.

In total, investment securities were $4.07 billion at June 30, 2022, a decrease of $148.7 million from March 31, 2022, and a decrease of $436.6 million from June 30, 2021. The decrease in the second quarter of 2022 compared to the prior quarter was primarily the result of $161.0 million in principal payments, discounts from the AFS securities transferred from HTM, amortization, and redemptions, a $56.6 million decrease resulting from mark-to-market fair value adjustments, and $45.1 million in investment securities sales, partially offset by $114.0 million in investment securities purchases.

The decrease in investment securities from June 30, 2021 was primarily the result of $1.13 billion in sales, $584.7 million in principal payments, discounts from the AFS securities transferred from HTM, amortization, and redemptions, and a $266.5 million decrease resulting from mark-to-market fair value adjustments, partially offset by $1.55 billion in purchases.

Deposits

At June 30, 2022, total deposits were $18.08 billion, an increase of $395.4 million, or 2.2%, from March 31, 2022, and an increase of $1.07 billion, or 6.3%, from June 30, 2021.

At June 30, 2022, core deposits(1) totaled $16.63 billion, or 91.9% of total deposits, a decrease of $26.7 million, or 0.2%, from March 31, 2022, and an increase of $876.1 million, or 5.56%, from June 30, 2021. The decrease in the second quarter of 2022 compared to the prior quarter was primarily due to the decreases of $324.8 million in money market and savings deposits, and $172.2 million in noninterest-bearing checking deposits, offset by an increase of $470.4 million in interest-bearing checking deposits. The increase from June 30, 2021 was primarily driven by an increase in business checking deposits, partially offset by the decreases in money market/savings deposits.

At June 30, 2022, non-core deposits totaled $1.46 billion, an increase of $422.1 million, or 40.7%, from March 31, 2022, and an increase of $193.4 million, or 15.3%, from June 30, 2021. The increase in the second quarter of 2022 compared to the prior quarter was primarily due to the addition of $599.7 million in brokered certificates of deposit, partially offset by the decreases of $175.0 million in retail certificates of deposit and $2.6 million in brokered money market deposits. The increase from June 30, 2021 was primarily driven by an increase in brokered certificates of deposit, partially offset by decreases in retail certificates of deposit and brokered money market deposits.

The weighted average cost of total deposits for the second quarter of 2022 was 0.06%, compared to 0.04% for the first quarter of 2022, and 0.08% for the second quarter of 2021. The weighted average cost of core deposits(2) for the second quarter was 0.04%, compared to 0.03% for the first quarter of 2022, and 0.06% for the second quarter of 2021.

At June 30, 2022, the end of period weighted average rate of total deposits was 0.13% and the end of period weighted average rate of core deposits was 0.06%, compared to 0.04% and 0.03%, respectively at March 31, 2022.

______________________________
(1) Core deposits are total deposits excluding all certificates of deposits and all brokered deposits.
(2) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

	June 30,	March 31,	June 30,
(Dollars in thousands)	2022	2022	2021
Deposit accounts
Noninterest-bearing checking	$6,934,318	$7,106,548	$6,768,384
Interest-bearing:
Checking	4,149,432	3,679,067	3,103,343
Money market/savings	5,542,230	5,867,044	5,878,122
Total core deposits	16,625,980	16,652,659	15,749,849
Brokered money market	3,000	5,553	5,550
Retail certificates of deposit	855,966	1,031,011	1,259,698
Wholesale/brokered certificates of deposit	599,667	—	—
Total non-core deposits	1,458,633	1,036,564	1,265,248
Total deposits	$18,084,613	$17,689,223	$17,015,097

Cost of deposits	0.06%	0.04%	0.08%
Cost of core deposits (1)	0.04	0.03	0.06
Noninterest-bearing deposits as a percent of total deposits	38.3	40.2	39.8
Non-maturity deposits as a percent of total deposits	92.0	94.2	92.6
Core deposits as a percent of total deposits	91.9	94.1	92.6
______________________________________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

Borrowings

At June 30, 2022, total borrowings amounted to $930.9 million, an increase of $160,000 from March 31, 2022, and an increase of $454.3 million from June 30, 2021. Total borrowings at June 30, 2022 were comprised of $600.0 million of Federal Home Loan Bank of San Francisco (“FHLB”) term advances and $330.9 million of subordinated debt. The increase in borrowings at June 30, 2022 as compared to March 31, 2022 was primarily due to the amortization of the subordinated debt issuance costs. The increase in borrowings at June 30, 2022 as compared to June 30, 2021 was primarily due to an increase of $600.0 million in FHLB term advances, partially offset by redemptions of $135.0 million in subordinated notes and $10.4 million junior subordinated debt securities. At June 30, 2022, total borrowings represented 4.2% of total assets, compared to 4.3% and 2.3% as of March 31, 2022 and June 30, 2021, respectively.

Capital Ratios

At June 30, 2022, our common stockholder's equity was $2.76 billion, or 12.53% of total assets, compared with $2.78 billion, or 12.87%, at March 31, 2022, and $2.81 billion, or 13.70%, at June 30, 2021, with a book value per share of $29.01, compared with $29.31 at March 31, 2022, and $29.72 at June 30, 2021. At June 30, 2022, our ratio of tangible common equity to tangible assets(1) was 8.52%, compared with 8.79% at March 31, 2022, and 9.38% at June 30, 2021, and our tangible book value per share(1) was $18.86, compared with $19.12 at March 31, 2022, and $19.38 at June 30, 2021. The decreases in the ratio of tangible common equity to tangible assets and tangible book value per share at June 30, 2021 from the prior quarter were primarily driven by the other comprehensive loss from the impact of higher interest rates on our AFS securities portfolio.

______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

The Company implemented the current expected credit losses (“CECL”) model on January 1, 2020 and elected to phase in the full effect of CECL on regulatory capital over the five-year transition period. In the first quarter of 2022, the Company began phasing into regulatory capital the cumulative adjustments at the end of the second year of the transition period at 25% per year. At June 30, 2022, the Company and Bank were in compliance with the capital conservation buffer requirement and exceeded the minimum Common Equity Tier 1, Tier 1, and total capital ratios, inclusive of the fully phased-in capital conservation buffer of 7.0%, 8.5% and 10.5%, respectively, and the Bank qualified as “well-capitalized” for purposes of the federal bank regulatory prompt corrective action regulations.

	June 30,	March 31,	June 30,
Capital ratios	2022	2022	2021
Pacific Premier Bancorp, Inc. Consolidated
Tier 1 leverage ratio	9.90%	10.10%	9.83%
Common equity tier 1 capital ratio	11.91	11.80	11.89
Tier 1 capital ratio	11.91	11.80	11.89
Total capital ratio	14.41	14.37	15.61
Tangible common equity ratio (1)	8.52	8.79	9.38

Pacific Premier Bank
Tier 1 leverage ratio	11.41%	11.66%	11.31%
Common equity tier 1 capital ratio	13.72	13.61	13.67
Tier 1 capital ratio	13.72	13.61	13.67
Total capital ratio	14.54	14.47	15.44

Share data
Book value per share	$29.01	$29.31	$29.72
Tangible book value per share (1)	18.86	19.12	19.38
Common equity dividends declared per share	0.33	0.33	0.33
Closing stock price (2)	29.24	35.35	42.29
Shares issued and outstanding	94,976,605	94,945,849	94,656,575
Market capitalization (2)(3)	$2,777,116	$3,356,336	$4,003,027
______________________________
(1) Reconciliations of the non-GAAP measures are set forth at the end of this press release.
(2) As of the last trading day prior to period end.
(3) Dollars in thousands.

Dividend and Stock Repurchase Program

On July 19, 2022, the Company's Board of Directors declared a $0.33 per share dividend, payable on August 12, 2022 to stockholders of record as of August 1, 2022. In January 2021, the Company’s Board of Directors approved a stock repurchase program, which authorized the repurchase of up to 4,725,000 shares of its common stock. During the second quarter of 2022, the Company did not repurchase any shares of common stock.

Restructuring

During July 2022, the Company completed a staff restructuring by eliminating 53 positions, or approximately 3% of the workforce. As a result, the Company will incur one-time severance and other employee-related costs totaling $1.1 million in the third quarter of 2022. The workforce reduction will not have a material impact to the Company's financial position or results of operations.

Conference Call and Webcast

The Company will host a conference call at 9:00 a.m. PT / 12:00 p.m. ET on July 21, 2022 to discuss its financial results. Analysts and investors may participate in the question-and-answer session. A live webcast will be available on the Webcasts page of the Company's investor relations website. An archived version of the webcast will be available in the same location shortly after the live call has ended. The conference call can be accessed by telephone at (866) 290-5977 and asking to be joined to the Pacific Premier Bancorp conference call. Additionally, a telephone replay will be made available through July 28, 2022, at (877) 344-7529, conference ID 3670384.

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp, Inc. (Nasdaq: PPBI) is the parent company of Pacific Premier Bank, a California-based commercial bank focused on serving small, middle-market, and corporate businesses throughout the western United States in major metropolitan markets in California, Washington, Oregon, Arizona, and Nevada. Founded in 1983, Pacific Premier Bank has grown to become one of the largest banks headquartered in the western region of the United States, with approximately $22 billion in total assets. Pacific Premier Bank provides banking products and services, including deposit accounts, digital banking, and treasury management services, to businesses, professionals, entrepreneurs, real estate investors, and nonprofit organizations. Pacific Premier Bank also offers a wide array of loan products, such as commercial business loans, lines of credit, SBA loans, commercial real estate loans, agribusiness loans, franchise lending, home equity lines of credit, and construction loans. Pacific Premier Bank offers commercial escrow services and facilitates 1031 Exchange transactions through its Commerce Escrow division. Pacific Premier Bank offers clients IRA custodial services through its Pacific Premier Trust division, which has approximately $17 billion of assets under custody and over 41,000 client accounts comprised of self-directed investors, financial institutions, capital syndicators, and financial advisors. Additionally, Pacific Premier Bank provides nationwide customized banking solutions to Homeowners’ Associations and Property Management companies. Pacific Premier Bank is an Equal Housing Lender and Member FDIC. For additional information about Pacific Premier Bancorp, Inc. and Pacific Premier Bank, visit our website: www.ppbi.com.

FORWARD-LOOKING STATEMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, yields and returns, loan diversification and credit management, stockholder value creation, tax rates, and the impact of acquisitions we have made or may make.

Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Given the ongoing and dynamic nature of the COVID-19 pandemic, the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects remain uncertain. Continued deterioration in general business and economic conditions, including the tight labor market, supply chain disruptions, inflationary pressures, or turbulence in domestic or global financial markets could adversely affect our revenues, the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility, which could result in impairment to our goodwill or other intangible assets in future periods. Changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to the COVID-19 pandemic, could affect us in substantial and unpredictable ways, including the potential adverse impact of loan modifications and payment deferrals implemented consistent with recent regulatory guidance. Other risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the

Board of Governors of the Federal Reserve System; inflation/deflation, interest rate, market, and monetary fluctuations; the effect of acquisitions we have made or may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions, and/or the failure to effectively integrate an acquisition target into our operations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the impact of changes in financial services policies, laws, and regulations, including those concerning taxes, banking, securities, and insurance, and the application thereof by regulatory bodies; the effectiveness of our risk management framework and quantitative models; changes in the level of our nonperforming assets and charge-offs; the transition away from USD LIBOR and related uncertainty as well as the risk and costs related to our adoption of SOFR; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the CECL model, which has changed how we estimate credit losses and may further increase the required level of our allowance for credit losses in future periods; possible credit related impairments of securities held by us; the impact of current and possible future governmental efforts to restructure the U.S. financial regulatory system; changes in consumer spending, borrowing, and savings habits; the effects of our lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; our ability to attract deposits and other sources of liquidity; the possibility that we may reduce or discontinue the payments of dividends on our common stock; the possibility that we may discontinue, reduce or otherwise limit the level of repurchases of our common stock we may make from time to time pursuant to our stock repurchase program; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism, and/or military conflicts, including the war between Russia and Ukraine, which could impact business and economic conditions in the United States and abroad; cybersecurity threats and the cost of defending against them; climate change, including the enhanced regulatory, compliance, credit and reputational risks and costs; natural disasters, earthquakes, fires, and severe weather; unanticipated regulatory or legal proceedings; and our ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company's 2021 Annual Report on Form 10-K filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, Chief Executive Officer, and President
(949) 864-8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President and Chief Financial Officer
(949) 864-8000

Matthew J. Lazzaro
Senior Vice President, Director of Investor Relations
(949) 243-1082

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2022	2022	2021	2021	2021
ASSETS
Cash and cash equivalents	$972,798	$809,259	$304,703	$322,320	$631,888
Interest-bearing time deposits with financial institutions	2,216	2,216	2,216	2,708	2,708
Investments held-to-maturity, at amortized cost, net of allowance for credit losses	1,390,682	996,382	381,674	170,576	18,933
Investment securities available-for-sale, at fair value	2,679,070	3,222,095	4,273,864	4,709,815	4,487,447
FHLB, FRB, and other stock, at cost	118,636	116,973	117,538	118,399	117,738
Loans held for sale, at lower of amortized cost or fair value	2,957	11,646	10,869	8,100	4,714
Loans held for investment	15,047,608	14,733,755	14,295,897	13,982,861	13,594,598
Allowance for credit losses	(196,075)	(197,517)	(197,752)	(211,481)	(232,774)
Loans held for investment, net	14,851,533	14,536,238	14,098,145	13,771,380	13,361,824
Accrued interest receivable	66,898	60,922	65,728	63,228	67,529
Premises and equipment	68,435	70,453	71,908	72,850	73,821
Deferred income taxes, net	163,767	133,938	87,344	83,432	81,741
Bank owned life insurance	454,593	451,968	449,353	447,135	444,645
Intangible assets	62,500	65,978	69,571	73,451	77,363
Goodwill	901,312	901,312	901,312	901,312	901,312
Other assets	258,522	242,916	260,204	260,505	257,823
Total assets	$21,993,919	$21,622,296	$21,094,429	$21,005,211	$20,529,486
LIABILITIES
Deposit accounts:
Noninterest-bearing checking	$6,934,318	$7,106,548	$6,757,259	$6,841,495	$6,768,384
Interest-bearing:
Checking	4,149,432	3,679,067	3,493,331	3,477,902	3,103,343
Money market/savings	5,545,230	5,872,597	5,806,726	6,037,532	5,883,672
Retail certificates of deposit	855,966	1,031,011	1,058,273	1,113,070	1,259,698
Wholesale/brokered certificates of deposit	599,667	—	—	—	—
Total interest-bearing	11,150,295	10,582,675	10,358,330	10,628,504	10,246,713
Total deposits	18,084,613	17,689,223	17,115,589	17,469,999	17,015,097
FHLB advances and other borrowings	600,000	600,000	558,000	150,000	—
Subordinated debentures	330,886	330,726	330,567	330,408	476,622
Accrued expenses and other liabilities	223,201	219,329	203,962	216,688	224,348
Total liabilities	19,238,700	18,839,278	18,208,118	18,167,095	17,716,067
STOCKHOLDERS’ EQUITY
Common stock	933	933	929	929	931
Additional paid-in capital	2,353,361	2,348,727	2,351,294	2,347,626	2,352,112
Retained earnings	615,943	577,591	541,950	488,385	433,852
Accumulated other comprehensive (loss) income	(215,018)	(144,233)	(7,862)	1,176	26,524
Total stockholders' equity	2,755,219	2,783,018	2,886,311	2,838,116	2,813,419
Total liabilities and stockholders' equity	$21,993,919	$21,622,296	$21,094,429	$21,005,211	$20,529,486

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share data)	2022	2022	2021	2022	2021
INTEREST INCOME
Loans	$164,455	$150,604	$152,365	$315,059	$307,590
Investment securities and other interest-earning assets	18,771	17,942	18,327	36,713	36,096
Total interest income	183,226	168,546	170,692	351,772	343,686
INTEREST EXPENSE
Deposits	2,682	1,673	3,265	4,355	7,691
FHLB advances and other borrowings	3,217	474	—	3,691	65
Subordinated debentures	4,562	4,560	6,493	9,122	13,344
Total interest expense	10,461	6,707	9,758	17,168	21,100
Net interest income before provision for credit losses	172,765	161,839	160,934	334,604	322,586
Provision for credit losses	469	448	(38,476)	917	(36,502)
Net interest income after provision for credit losses	172,296	161,391	199,410	333,687	359,088
NONINTEREST INCOME
Loan servicing income	502	419	622	921	1,080
Service charges on deposit accounts	2,690	2,615	2,222	5,305	4,254
Other service fee income	366	367	352	733	825
Debit card interchange fee income	936	836	1,099	1,772	1,886
Earnings on bank owned life insurance	3,240	3,221	2,279	6,461	4,512
Net gain from sales of loans	1,136	1,494	1,546	2,630	1,907
Net (loss) gain from sales of investment securities	(31)	2,134	5,085	2,103	9,131
Trust custodial account fees	10,354	11,579	7,897	21,933	15,119
Escrow and exchange fees	1,827	1,661	1,672	3,488	3,198
Other income	1,173	1,568	3,955	2,741	8,557
Total noninterest income	22,193	25,894	26,729	48,087	50,469
NONINTEREST EXPENSE
Compensation and benefits	57,562	56,981	53,474	114,543	106,022
Premises and occupancy	11,829	11,952	12,240	23,781	24,220
Data processing	6,604	5,996	5,765	12,600	11,593
FDIC insurance premiums	1,452	1,396	1,312	2,848	2,493
Legal and professional services	4,629	4,068	4,186	8,697	8,121
Marketing expense	1,926	1,809	1,490	3,735	3,088
Office expense	1,252	1,203	1,589	2,455	3,418
Loan expense	1,144	1,134	1,165	2,278	2,280
Deposit expense	4,081	3,751	3,985	7,832	7,844
Merger-related expense	—	—	—	—	5
Amortization of intangible assets	3,479	3,592	4,001	7,071	8,144
Other expense	5,016	5,766	5,289	10,782	9,757
Total noninterest expense	98,974	97,648	94,496	196,622	186,985
Net income before income taxes	95,515	89,637	131,643	185,152	222,572
Income tax	25,712	22,733	35,341	48,445	57,602
Net income	$69,803	$66,904	$96,302	$136,707	$164,970
EARNINGS PER SHARE
Basic	$0.74	$0.71	$1.02	$1.44	$1.74
Diluted	$0.73	$0.70	$1.01	$1.44	$1.73
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	93,765,264	93,499,695	93,635,392	93,633,213	93,582,563
Diluted	94,040,691	93,946,074	94,218,028	93,983,057	94,155,740

SELECTED FINANCIAL DATA

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Unaudited)

	Three Months Ended
	June 30, 2022			March 31, 2022			June 30, 2021
(Dollars in thousands)	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost
Assets
Interest-earning assets:
Cash and cash equivalents	$702,663	$1,211	0.69%	$322,236	$90	0.11%	$1,323,186	$315	0.10%
Investment securities	4,254,961	17,560	1.65	4,546,408	17,852	1.57	4,243,644	18,012	1.70
Loans receivable, net (1)(2)	14,919,182	164,455	4.42	14,371,588	150,604	4.25	13,216,973	152,365	4.62
Total interest-earning assets	19,876,806	183,226	3.70	19,240,232	168,546	3.55	18,783,803	170,692	3.64
Noninterest-earning assets	1,793,347			1,716,559			1,506,612
Total assets	$21,670,153			$20,956,791			$20,290,415
Liabilities and equity
Interest-bearing deposits:
Interest checking	$4,055,506	$712	0.07%	$3,537,824	$229	0.03%	$3,155,935	$336	0.04%
Money market	5,231,464	1,010	0.08	5,343,973	888	0.07	5,558,790	2,002	0.14
Savings	432,586	27	0.03	422,186	26	0.02	384,376	84	0.09
Retail certificates of deposit	922,784	607	0.26	1,047,451	530	0.21	1,294,544	839	0.26
Wholesale/brokered certificates of deposit	80,182	326	1.63	—	—	—	1,357	4	1.18
Total interest-bearing deposits	10,722,522	2,682	0.10	10,351,434	1,673	0.07	10,395,002	3,265	0.13
FHLB advances and other borrowings	602,621	3,217	2.14	225,250	474	0.85	6,303	—	—
Subordinated debentures	330,796	4,562	5.52	330,629	4,560	5.52	480,415	6,493	5.41
Total borrowings	933,417	7,779	3.34	555,879	5,034	3.63	486,718	6,493	5.35
Total interest-bearing liabilities	11,655,939	10,461	0.36	10,907,313	6,707	0.25	10,881,720	9,758	0.36
Noninterest-bearing deposits	7,030,205			6,928,872			6,341,063
Other liabilities	219,116			256,219			320,324
Total liabilities	18,905,260			18,092,404			17,543,107
Stockholders' equity	2,764,893			2,864,387			2,747,308
Total liabilities and equity	$21,670,153			$20,956,791			$20,290,415
Net interest income		$172,765			$161,839			$160,934
Net interest margin (3)			3.49%			3.41%			3.44%
Cost of deposits (4)			0.06			0.04			0.08
Cost of funds (5)			0.22			0.15			0.23
Cost of core deposits (6)			0.04			0.03			0.06
Ratio of interest-earning assets to interest-bearing liabilities			170.53			176.40			172.62
______________________________________________
(1) Average balance includes loans held for sale and nonperforming loans and is net of deferred loan origination fees/costs, discounts/premiums, and the basis adjustment of certain loans included in fair value hedging relationships.
(2) Interest income includes net discount accretion of $7.5 million, $5.9 million, and $9.5 million, for the three months ended June 30, 2022, March 31, 2022, and June 30, 2021, respectively.
(3) Represents annualized net interest income divided by average interest-earning assets.
(4) Represents annualized interest expense on deposits divided by the sum of average interest-bearing deposits and noninterest-bearing deposits.
(5) Represents annualized total interest expense divided by the sum of average total interest-bearing liabilities and noninterest-bearing deposits.
(6) Reconciliations of the non-GAAP measures are set forth at the end of this press release.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
LOAN PORTFOLIO COMPOSITION
(Unaudited)

	June 30,	March 31,	December 31,	September 30	June 30,
(Dollars in thousands)	2022	2022	2021	2021	2021
Investor loans secured by real estate
CRE non-owner-occupied	$2,788,715	$2,774,650	$2,771,137	$2,823,065	$2,810,233
Multifamily	6,188,086	6,041,085	5,891,934	5,705,666	5,539,464
Construction and land	331,734	303,811	277,640	292,815	297,728
SBA secured by real estate (1)	44,199	42,642	46,917	49,446	53,003
Total investor loans secured by real estate	9,352,734	9,162,188	8,987,628	8,870,992	8,700,428
Business loans secured by real estate (2)
CRE owner-occupied	2,486,747	2,391,984	2,251,014	2,242,164	2,089,300
Franchise real estate secured	387,683	384,267	380,381	354,481	358,120
SBA secured by real estate (3)	67,191	68,466	69,184	69,937	72,923
Total business loans secured by real estate	2,941,621	2,844,717	2,700,579	2,666,582	2,520,343
Commercial loans (4)
Commercial and industrial	2,295,421	2,242,632	2,103,112	1,888,870	1,795,144
Franchise non-real estate secured	415,830	388,322	392,576	392,950	401,315
SBA non-real estate secured	11,008	10,761	11,045	12,732	13,900
Total commercial loans	2,722,259	2,641,715	2,506,733	2,294,552	2,210,359
Retail loans
Single family residential (5)	77,951	79,978	95,292	144,309	157,228
Consumer	4,130	5,157	5,665	6,426	6,240
Total retail loans	82,081	85,135	100,957	150,735	163,468
Loans held for investment before basis adjustment (6)	15,098,695	14,733,755	14,295,897	13,982,861	13,594,598
Basis adjustment associated with fair value hedge (7)	(51,087)	—	—	—	—
Loans held for investment	15,047,608	14,733,755	14,295,897	13,982,861	13,594,598
Allowance for credit losses for loans held for investment	(196,075)	(197,517)	(197,752)	(211,481)	(232,774)
Loans held for investment, net	$14,851,533	$14,536,238	$14,098,145	$13,771,380	$13,361,824

Loans held for sale, at lower of cost or fair value	$2,957	$11,646	$10,869	$8,100	$4,714
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Includes unaccreted fair value net purchase discounts of $63.6 million, $71.2 million, $77.1 million, $85.0 million, and $94.4 million as of June 30, 2022, March 31, 2022, December 31, 2021, September 30, 2021, and June 30, 2021, respectively.
(7) Represents the basis adjustment associated with the application of hedge accounting on certain loans.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY INFORMATION
(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2022	2022	2021	2021	2021
Asset quality
Nonperforming loans	$44,445	$55,309	$31,273	$35,090	$34,387
Other real estate owned	—	—	—	—	—
Nonperforming assets	$44,445	$55,309	$31,273	$35,090	$34,387

Total classified assets (1)	$106,153	$122,528	$121,827	$124,506	$131,350
Allowance for credit losses	196,075	197,517	197,752	211,481	232,774
Allowance for credit losses as a percent of total nonperforming loans	441%	357%	632%	603%	677%
Nonperforming loans as a percent of loans held for investment	0.30	0.38	0.22	0.25	0.25
Nonperforming assets as a percent of total assets	0.20	0.26	0.15	0.17	0.17
Classified loans to total loans held for investment	0.71	0.83	0.85	0.89	0.97
Classified assets to total assets	0.48	0.57	0.58	0.59	0.64
Net loan charge-offs (recoveries) for the quarter ended	$5,245	$446	$(981)	$1,750	$1,094
Net loan charge-offs (recoveries) for the quarter to average total loans	0.04%	—%	(0.01)%	0.01%	0.01%
Allowance for credit losses to loans held for investment (2)	1.30	1.34	1.38	1.51	1.71
Loans modified under the CARES Act	$—	$—	$—	$—	$819
Loans modified under the CARES Act as a percent of loans held for investment	—%	—%	—%	—%	0.01%
Delinquent loans
30 - 59 days	$6,915	$25,332	$1,395	$728	$207
60 - 89 days	—	74	—	936	83
90+ days	29,360	18,245	18,100	18,514	19,045
Total delinquency	$36,275	$43,651	$19,495	$20,178	$19,335
Delinquency as a percent of loans held for investment	0.24%	0.30%	0.14%	0.14%	0.14%
______________________________
(1) Includes substandard loans and other real estate owned.
(2) At June 30, 2022, 29% of loans held for investment include a fair value net discount of $63.6 million, or 0.42% of loans held for investment. At March 31, 2022, 32% of loans held for investment include a fair value net discount of $71.2 million, or 0.48% of loans held for investment. At December 31, 2021, 36% of loans held for investment include a fair value net discount of $77.1 million, or 0.54% of loans held for investment. At September 30, 2021, 40% of loans held for investment include a fair value net discount of $85.0 million, or 0.60% of loans held for investment. At June 30, 2021, 45% of loans held for investment include a fair value net discount of $94.4 million, or 0.69% of loans held for investment.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
NONACCRUAL LOANS (1)
(Unaudited)

(Dollars in thousands)	Collateral Dependent Loans	ACL	Non-Collateral Dependent Loans	ACL	Total Nonaccrual Loans	Nonaccrual Loans With No ACL
June 30, 2022
Investor loans secured by real estate
CRE non-owner-occupied	$10,230	$1,835	$—	$—	$10,230	$2,615
Multifamily	8,873	—	—	—	8,873	8,873
SBA secured by real estate (2)	562	—	—	—	562	562
Total investor loans secured by real estate	19,665	1,835	—	—	19,665	12,050
Business loans secured by real estate (3)
CRE owner-occupied	4,889	—	—	—	4,889	4,889
SBA secured by real estate (4)	206	—	—	—	206	206
Total business loans secured by real estate	5,095	—	—	—	5,095	5,095
Commercial loans (5)
Commercial and industrial	4,744	—	—	—	4,744	4,744
Franchise non-real estate secured	2,794	—	11,517	—	14,311	14,311
SBA not secured by real estate	624	—	—	—	624	624
Total commercial loans	8,162	—	11,517	—	19,679	19,679
Retail loans
Single family residential (6)	6	—	—	—	6	6
Total retail loans	6	—	—	—	6	6
Totals nonaccrual loans	$32,928	$1,835	$11,517	$—	$44,445	$36,830
______________________________
(1) The ACL for nonaccrual loans is determined based on a discounted cash flow methodology unless the loan is considered collateral dependent. The ACL for collateral dependent loans is determined based on the estimated fair value of the underlying collateral.
(2) SBA loans that are collateralized by hotel/motel real property.
(3) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(4) SBA loans that are collateralized by real property other than hotel/motel real property.
(5) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(6) Single family residential includes home equity lines of credit, as well as second trust deeds.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
PAST DUE STATUS
(Unaudited)

		Days Past Due
(Dollars in thousands)	Current	30-59	60-89	90+	Total
June 30, 2022
Investor loans secured by real estate
CRE non-owner-occupied	$2,772,126	$6,359	$—	$10,230	$2,788,715
Multifamily	6,179,213	—	—	8,873	6,188,086
Construction and land	331,734	—	—	—	331,734
SBA secured by real estate (1)	44,199	—	—	—	44,199
Total investor loans secured by real estate	9,327,272	6,359	—	19,103	9,352,734
Business loans secured by real estate (2)
CRE owner-occupied	2,481,858	—	—	4,889	2,486,747
Franchise real estate secured	387,683	—	—	—	387,683
SBA secured by real estate (3)	67,108	83	—	—	67,191
Total business loans secured by real estate	2,936,649	83	—	4,889	2,941,621
Commercial loans (4)
Commercial and industrial	2,290,204	473	—	4,744	2,295,421
Franchise non-real estate secured	415,830	—	—	—	415,830
SBA not secured by real estate	10,384	—	—	624	11,008
Total commercial loans	2,716,418	473	—	5,368	2,722,259
Retail loans
Single family residential (5)	77,951	—	—	—	77,951
Consumer loans	4,130	—	—	—	4,130
Total retail loans	82,081	—	—	—	82,081
Loans held for investment before basis adjustment (6)	$15,062,420	$6,915	$—	$29,360	$15,098,695
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Excludes the basis adjustment of $51.1 million to the carrying amount of certain loans included in fair value hedging relationships.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CREDIT RISK GRADES
(Unaudited)

(Dollars in thousands)	Pass	Special Mention	Substandard	Total Gross Loans
June 30, 2022
Investor loans secured by real estate
CRE non-owner-occupied	$2,745,596	$13,944	$29,175	$2,788,715
Multifamily	6,178,459	—	9,627	6,188,086
Construction and land	331,734	—	—	331,734
SBA secured by real estate (1)	36,240	—	7,959	44,199
Total investor loans secured by real estate	9,292,029	13,944	46,761	9,352,734
Business loans secured by real estate (2)
CRE owner-occupied	2,464,909	—	21,838	2,486,747
Franchise real estate secured	387,683	—	—	387,683
SBA secured by real estate (3)	60,437	—	6,754	67,191
Total business loans secured by real estate	2,913,029	—	28,592	2,941,621
Commercial loans (4)
Commercial and industrial	2,280,108	853	14,460	2,295,421
Franchise non-real estate secured	401,114	—	14,716	415,830
SBA not secured by real estate	9,431	—	1,577	11,008
Total commercial loans	2,690,653	853	30,753	2,722,259
Retail loans
Single family residential (5)	77,907	—	44	77,951
Consumer loans	4,127	—	3	4,130
Total retail loans	82,034	—	47	82,081
Loans held for investment before basis adjustment (6)	$14,977,745	$14,797	$106,153	$15,098,695
______________________________
(1) SBA loans that are collateralized by hotel/motel real property.
(2) Loans to businesses that are collateralized by real estate where the operating cash flow of the business is the primary source of repayment.
(3) SBA loans that are collateralized by real property other than hotel/motel real property.
(4) Loans to businesses where the operating cash flow of the business is the primary source of repayment.
(5) Single family residential includes home equity lines of credit, as well as second trust deeds.
(6) Excludes the basis adjustment of $51.1 million to the carrying amount of certain loans included in fair value hedging relationships.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
GAAP to Non-GAAP RECONCILIATIONS
(Unaudited)

The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

For periods presented below, return on average tangible common equity is a non-GAAP financial measure derived from GAAP based amounts. We calculate this figure by excluding amortization of intangible assets expense from net income and excluding the average intangible assets and average goodwill from the average stockholders' equity during the periods indicated. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2022	2022	2021
Net income	$69,803	$66,904	$96,302
Plus: amortization of intangible assets expense	3,479	3,592	4,001
Less: amortization of intangible assets expense tax adjustment (1)	993	1,025	1,145
Net income for average tangible common equity	72,289	69,471	99,158

Average stockholders' equity	$2,764,893	$2,864,387	$2,747,308
Less: average intangible assets	64,583	68,157	79,784
Less: average goodwill	901,312	901,312	900,582
Average tangible common equity	$1,798,998	$1,894,918	$1,766,942

Return on average equity (annualized)	10.10%	9.34%	14.02%
Return on average tangible common equity (annualized)	16.07%	14.66%	22.45%
___________________________________________________
(1) Adjusted by statutory tax rate

Pre-provision net revenue is a non-GAAP financial measure derived from GAAP-based amounts. We calculate the pre-provision net revenue by excluding income tax, provision for credit losses, and merger-related expenses, where applicable, from net income. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business and a better comparison to the financial results of prior periods.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2022	2022	2021
Interest income	$183,226	$168,546	$170,692
Interest expense	10,461	6,707	9,758
Net interest income	172,765	161,839	160,934
Noninterest income	22,193	25,894	26,729
Revenue	194,958	187,733	187,663
Noninterest expense	98,974	97,648	94,496
Pre-provision net revenue	95,984	90,085	93,167
Pre-provision net revenue (annualized)	$383,936	$360,340	$372,668

Average assets	$21,670,153	$20,956,791	$20,290,415

Pre-provision net revenue to average assets	0.44%	0.43%	0.46%
Pre-provision net revenue to average assets (annualized)	1.77%	1.72%	1.84%

Tangible book value per share and tangible common equity to tangible assets (the “tangible common equity ratio”) are non-GAAP financial measures derived from GAAP based amounts. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per share, which we calculate by dividing common stockholders' equity by shares outstanding. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We believe that this information is consistent with the treatment by bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios.

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands, except per share data)	2022	2022	2021	2021	2021
Total stockholders' equity	$2,755,219	$2,783,018	$2,886,311	$2,838,116	$2,813,419
Less: intangible assets	963,812	967,290	970,883	974,763	978,675
Tangible common equity	$1,791,407	$1,815,728	$1,915,428	$1,863,353	$1,834,744

Total assets	$21,993,919	$21,622,296	$21,094,429	$21,005,211	$20,529,486
Less: intangible assets	963,812	967,290	970,883	974,763	978,675
Tangible assets	$21,030,107	$20,655,006	$20,123,546	$20,030,448	$19,550,811

Tangible common equity ratio	8.52%	8.79%	9.52%	9.30%	9.38%

Common shares issued and outstanding	94,976,605	94,945,849	94,389,543	94,354,211	94,656,575

Book value per share	$29.01	$29.31	$30.58	$30.08	$29.72
Less: intangible book value per share	10.15	10.19	10.29	10.33	10.34
Tangible book value per share	$18.86	$19.12	$20.29	$19.75	$19.38

Core net interest income and core net interest margin are non-GAAP financial measures derived from GAAP-based amounts. We calculate core net interest income by excluding scheduled accretion income, accelerated accretion income, premium amortization on CDs, nonrecurring nonaccrual interest paid, and gain (loss) on interest rate contract in fair value hedging relationships from net interest income. The core net interest margin is calculated as the ratio of core net interest income to average interest-earning assets. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2022	2022	2021
Net interest income	$172,765	$161,839	$160,934
Less: scheduled accretion income	2,626	2,857	3,560
Less: accelerated accretion income	4,918	3,083	5,927
Less: premium amortization on CD	60	96	942
Less: nonrecurring nonaccrual interest paid	48	(356)	(216)
Less: gain (loss) on fair value hedging relationships	$128	$(1,667)	$—
Core net interest income	$164,985	$157,826	$150,721

Average interest-earning assets	$19,876,806	$19,240,232	$18,783,803

Net interest margin	3.49%	3.41%	3.44%
Core net interest margin	3.33%	3.33%	3.22%

Efficiency ratio is a non-GAAP financial measure derived from GAAP-based amounts. This figure represents the ratio of noninterest expense, less amortization of intangible assets and merger-related expense, where applicable, to the sum of net interest income before provision for credit losses and total noninterest income, less gain (loss) on sale of securities, other income - security recoveries, and gain (loss) from debt extinguishment. Management believes that the exclusion of such items from this financial measure provides useful information to gain an understanding of the operating results of our core business.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2022	2022	2021
Total noninterest expense	$98,974	$97,648	$94,496
Less: amortization of intangible assets	3,479	3,592	4,001
Noninterest expense, adjusted	$95,495	$94,056	$90,495

Net interest income before provision for credit losses	$172,765	$161,839	$160,934
Add: total noninterest income	22,193	25,894	26,729
Less: net (loss) gain from investment securities	(31)	2,134	5,085
Less: other income - security recoveries	—	—	6
Less: net loss from debt extinguishment	—	—	(647)
Revenue, adjusted	$194,989	$185,599	$183,219

Efficiency ratio	49.0%	50.7%	49.4%

Cost of core deposits is a non-GAAP financial measure derived from GAAP-based amounts. Cost of core deposits is calculated as the ratio of core deposit interest expense to average core deposits. We calculate core deposit interest expense by excluding interest expense for certificates of deposit and brokered deposits from total deposit expense, and we calculate average core deposits by excluding certificates of deposit and brokered deposits from total deposits. Management believes cost of core deposits is a useful measure to assess the Company's deposit base, including its potential volatility.

	Three Months Ended
	June 30,	March 31,	June 30,
(Dollars in thousands)	2022	2022	2021
Total deposits interest expense	$2,682	$1,673	$3,265
Less: certificates of deposit interest expense	607	530	839
Less: brokered deposits interest expense	327	1	7
Core deposits expense	$1,748	$1,142	$2,419

Total average deposits	$17,752,727	$17,280,306	$16,736,065
Less: average certificates of deposit	922,784	1,047,451	1,294,544
Less: average brokered deposits	85,131	5,553	6,905
Average core deposits	$16,744,812	$16,227,302	$15,434,616

Cost of core deposits	0.04%	0.03%	0.06%